Exhibit 99.1

Carter Validus Mission Critical REIT, Inc. Announces Definitive Agreement to Sell Chicago Data Center for Approximately $315,000,000 and a Definitive Agreement to Sell a 14-Property Data Center Portfolio for Approximately $750,000,000

Tampa, FL - October 24, 2017 - Carter Validus Mission Critical REIT, Inc. (the “Company”) announced today that it has entered into a definitive purchase and sale agreement with an affiliate of Digital Realty Trust, LP (NYSE: “DLR”) to sell a 251,141 square foot data center located on approximately nineteen acres of land in the Chicago, Illinois metropolitan area (the “Chicago Data Center”), for approximately $315,000,000. The net book value of the Chicago Data Center, including intangible assets recorded upon acquisition of the property, capitalized leasing costs and straight-line rent receivable was approximately $227,300,000 at September 30, 2017.

Separately, the Company announced today that it has entered into a definitive purchase and sale agreement with an affiliate of Mapletree Investments Pte Ltd, a Singapore headquartered real estate investment company and Mapletree Industrial Trust, a Singapore Exchange listed Real Estate Investment Trust, to sell a 14-property data center portfolio (the “Portfolio”), for approximately $750,000,000. The net book value of the Portfolio, including intangible assets recorded upon acquisition of the properties and straight-line rent receivable, was approximately $598,400,000 at September 30, 2017.

The transactions are expected to close in the fourth quarter of 2017. The transactions are subject to the completion of certain closing conditions, and it is possible that the timing of the closings may be delayed or that the transactions do not close.

Independent Advisors
Moelis & Company LLC acted as lead financial advisor to the Company, along with KeyBanc Capital Markets Inc. and SunTrust Robinson Humphrey, Inc. acting as co-advisors, and Morris, Manning & Martin, LLP serving as legal counsel to the Company.

About Carter Validus Mission Critical REIT, Inc.
Carter Validus Mission Critical REIT, Inc. is a real estate investment trust that invests in mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. focuses its acquisitions on mission critical assets in the data center and healthcare sectors.

Media Contact
Stacy Sheedy
Marketing Manager, Carter Validus
813-316-4292
ssheedy@cvreit.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.